Exhibit 99.1

CONTACT: Shintaro Asako Chief Financial Officer Phone: (858) 373-1500 E-mail: info@medicinova.com

Rhonda Chiger Rx Communications Group, LLC Phone: (917) 322-2569 E-mail: rchiger@rxir.com

FOR IMMEDIATE RELEASE

MediciNova Reports Second Quarter 2008 Results

SAN DIEGO, Calif. – August 11, 2008 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced financial results for the second quarter ended June 30, 2008.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which was filed August 11, 2008 and is available through http://investors.medicinova.com.

Financial Results

For the quarter ended June 30, 2008, MediciNova reported a net loss of $4.9 million, or $0.40 per share, compared to a net loss of $19.8 million, or $1.68 per share, for the same period last year. There were no revenues for the quarter ended June 30, 2008. Research and development expenses were $2.2 million for the quarter ended June 30, 2008, compared to $17.9 million for the quarter ended

June 30, 2007. The decrease in research and development expenses resulted from the Company’s strategic business decision to focus on the development of our two prioritized assets, MN-221 for the treatment of acute exacerbations of asthma and MN-166 for the treatment of multiple sclerosis (MS). More than half of the savings in research and development was due to the termination of a Phase III clinical trial for MN-001 for the treatment of bronchial asthma that no longer fit with the Company’s strategic focus. General and administrative expenses were $2.2 million for the quarter ended June 30, 2008, compared to $3.0 million for the quarter ended June 30, 2007. The decrease was primarily due to a decrease in stock-based compensation and a decrease in fees paid to external consultants.

As of June 30, 2008, the carrying value of our cash and marketable securities was $55.8 million, compared to $70.6 million at December 31, 2007. At June 30, 2008, cash and cash equivalents equaled $28.0 million and marketable securities available-for-sale, consisting of auction rate securities (ARS), equaled $27.8 million. Our investments in ARS principally represent interests in government guaranteed student loans, municipal bonds, insurance notes and portfolios of securities (primarily commercial paper). During the three months ended June 30, 2008, we took an additional net impairment charge of $0.9 million, which we recorded as a realized loss in our consolidated statement of operations, based upon an analysis of the fair value of our entire ARS portfolio conducted on a security-by-security basis and a determination by management that the decline in the fair value was other-than-temporary given the continued illiquidity of the ARS market. However, during the three months ended June 30, 2008, we were successful in liquidating at par an additional $4.1 million of our ARS investments, which we reinvested in cash equivalents. As a result, we believe that we have sufficient capital to fund operations at least through the second quarter of 2009.

Highlights of the Quarter

•

MediciNova completed a two-year Phase II clinical trial of MN-166 for the treatment of MS. MN-166 treatment resulted in positive findings on three independent measures indicative of a potential disease-progression modifying effect. These include:

•	sustained disability progression was significantly less likely (by approximately 50 percent); (p=0.026)

•	significant reduction in brain volume loss (p=0.030)

•	significantly reduced the relative risk for conversion of acute lesions to persistent black holes (p=0.011)

•

Data from the first year of treatment of the Phase II clinical trial of MN-166 for the treatment of MS was presented at the 18th Meeting of the European Neurological Society in Nice, France. The presented data demonstrated that MN-166 significantly decreased the progression of new inflammatory lesions to persistent black holes on magnetic resonance imaging (MRI) in the study participants who received drug in year one of the study.

•

MediciNova initiated a Phase IIa clinical trial to evaluate a prolonged administration of MN-221 for the treatment of acute exacerbations of asthma. This Phase IIa clinical trial will involve approximately 15 to 25 patients with moderate to severe, but stable asthma. The study will evaluate MN-221 at doses of up to 1,125 micrograms in a continuous intravenous infusion of up to two hours. The data from this clinical trial, along with the ongoing Phase IIb clinical trial designed to determine the safety and efficacy of MN-221 in patients with severe, acute exacerbations of asthma (status asthmaticus), will aid in the design of a larger Phase IIb Emergency Department (ED) clinical trial and a future Phase III ED clinical trial.

“Both of our lead product development programs have shown encouraging results to date. We are actively pursuing potential partners for MN-166, and we have advanced MN-221 into additional clinical trials,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “Our two lead compounds each have the potential to offer a novel therapeutic approach in their respective indications – a fact that was outlined by two key opinion leaders and experts in neurology and emergency medicine at our recently held R&D Day in New York. We look forward to continuing to work toward bringing these important therapies to the market.”

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet medical need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on the development and commercialization of two prioritized assets in its development pipeline: MN-221 for the treatment of acute exacerbations of asthma and MN-166 for the treatment of multiple sclerosis. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, MediciNova’s reliance on third parties and the timing, cost and design of future clinical trials and research activities, the failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, failure to obtain or maintain FDA approval, market factors (including whether uncertainties in the credit and capital markets or a further deterioration of these markets will lead to future impairments to MediciNova’s investment portfolio), economic conditions such as interest rate and currency fluctuations, intellectual property rights or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

MEDICINOVA, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,034,601	$18,778,938
Marketable securities available-for-sale	27,804,379	51,856,571
Prepaid expenses and other current assets	1,624,682	2,443,612

Total current assets	57,463,662	73,079,121
Property and equipment, net	493,087	673,317

Total assets	$57,956,749	$73,752,438

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$717,110	$2,880,462
Accrued expenses	4,074,180	3,619,861
Income taxes payable	4,582	20,000
Accrued compensation and related expenses	518,265	620,604

Total current liabilities	5,314,137	7,140,927
Deferred rent	—	3,310
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 30,000,000 shares authorized at June 30, 2008 and 20,000,000 shares authorized at December 31, 2007; 12,072,027 shares issued at June 30, 2008 and December 31, 2007	12,072	12,072
Additional paid-in capital	274,788,215	273,189,063
Accumulated other comprehensive loss	(44,740)	(131,466)
Treasury stock, at cost; 109,780 shares at June 30, 2008 and 124,581 shares at December 31, 2007	(1,360,720)	(1,404,088)
Deficit accumulated during the development stage	(220,752,215)	(205,057,380)

Total stockholders’ equity	52,642,612	66,608,201

Total liabilities and stockholders’ equity	$57,956,749	$73,752,438

MEDICINOVA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,		Period from September 26, 2000 (inception) to June 30, 2008
	2008	2007	2008	2007
Revenues	$—	$—	$—	$—	$1,558,227
Operating expenses:
Cost of revenues	—	—	—	—	1,258,421
Research and development	2,243,778	17,855,366	8,322,189	32,060,611	128,167,236
General and administrative	2,216,146	3,045,782	4,797,408	6,059,514	74,684,420

Total operating expenses	4,459,924	20,901,148	13,119,597	38,120,125	204,110,077

Operating loss	(4,459,924)	(20,901,148)	(13,119,597)	(38,120,125)	(202,551,850)
Impairment charge on marketable securities	(936,420)	—	(3,295,621)	—	(3,295,621)
Foreign exchange loss	(5,458)	—	(623,389)	—	(623,389)
Interest income, net	509,568	1,121,330	1,343,919	2,436,747	17,101,914
Income taxes	—	—	(147)	—	(20,147)

Net loss	(4,892,234)	(19,779,818)	(15,694,835)	(35,683,378)	(189,389,093)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	—	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	—	—	—	—	(31,264,677)

Net loss applicable to common stockholders	$(4,892,234)	$(19,779,818)	$(15,694,835)	$(35,683,378)	$(220,752,215)

Basic and diluted net loss per common share	$(0.40)	$(1.68)	$(1.30)	$(3.08)
Shares used to compute basic and diluted net loss per common share	12,105,415	11,754,181	12,094,592	11,575,550